FIRST HORIZON ASSET SECURITIES INC.

MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2006-1

TERMS AGREEMENT
(to Underwriting Agreement,
dated February 24, 2006
among the Company, First Horizon
Home Loan Corporation
and the Underwriter)

First Horizon Asset Securities Inc. New York, New York
4000 Horizon WayMarch 24, 2006
Irving, Texas 75063

Bear, Stearns & Co. Inc. (the “Underwriter”) agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the “Underwriting Agreement”), to purchase such Classes of First Horizon Mortgage Pass-Through Trust 2006-1, Mortgage Pass-Through Certificates, Series 2006-1 (the “Series 2006-1 Certificates”) specified in Section 2(a) hereof (the “Offered Certificates”). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2006-1 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-125158). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

Section 1. The Mortgage Pools: The Series 2006-1 Certificates shall evidence the entire beneficial ownership interest in two mortgage pools (“Pool I” and “Pool II” and, collectively, the “Mortgage Pools”) of conventional, fixed rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the “Mortgage Loans”) having the following characteristics as of March 1, 2006 (the “Cut-off Date”):

(a) Aggregate Principal Amount of the Mortgage Pools: Approximately $302,102,191 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

(b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan in Pool I shall be 360 months. The original term to maturity of each Mortgage Loan in Pool II shall be 180 months.

Section 2. The Certificates: The Offered Certificates shall be issued as follows:

(a) Classes: The Offered Certificates shall be issued with the following Class designations, initial pass-through rates and class principal balances, subject in the aggregate to the variance referred to in Section 1(a)and, as to any particular Class, to an upward or downward variance of up to 5%:

Class	Class Principal Balance	Pass-Through Rate(1)	Class Purchase Price Percentage	Required Ratings
				Fitch	S&P
Class B-1	$ 7,099,000.00	5.958%	97.717220000%	AA	N/R
Class B-2	$ 1,662,000.00	5.958%	96.274070000%	A	N/R
Class B-3	$ 1,057,000.00	5.958%	92.463230000%	BBB	N/R

(1) Initial pass-through rates. The pass-through rates for these Classes of Offered Certificates are variable and will be calculated as described in the Prospectus Supplement.
“N/R” indicates that these Classes of Certificates are not rated by the applicable Rating Agency.

(b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the applicable per annum initial pass-through rate set forth in 2(a) above from and including the Cut-off Date up to, but not including, March 30, 2006 (the “Closing Date”).

Section 4. Required Ratings: The Offered Certificates shall have received at least the Required Ratings from Fitch, Inc. (“Fitch”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) set forth in Section 2(a) above.

Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

180913 FHASI 2006-1
Bear Underwriting Terms Agreement

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, First Horizon Home Loan Corporation and the Company.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:
Name:
Title:

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By:
Name:
Title:

FIRST HORIZON HOME LOAN CORPORATION

By:
Name:
Title: